DENTSPLY INTERNATIONAL

Moderator: Bret Wise

May 1, 2008

8:30 a.m. ET

Operator: Good day, everyone, and welcome to the DENTSPLY International 2008 first quarter earnings conference call. Today’s conference is being recorded. At this time I would like to turn the conference over to Mr. Bret Wise, the Chairman, President, and Chief Executive Officer. Please go ahead, sir.

Bret Wise: Thank you and good morning, everyone. Thank you for joining us on our first quarter call. This is Bret Wise, Chairman and Chief Executive Officer. And also with us today are Chris Clark, our Executive Vice President and Chief Operating Officer, and Bill Jellison, our Senior Vice President and Chief Financial Officer.

I’m going to begin today’s call with a few overview comments about our results for the first quarter. And then I’ve asked Chris Clark to elaborate further on the progress we have made in our implant business, and also highlight some of our new product introductions, both ones that came out in Q1 and a few that are in the pipeline. Bill will follow Chris’ remarks with some more detailed insights on our financial results. And then, of course, following our formal remarks, we’ll be pleased to answer any questions that you have.

Before we get started, it’s important to note that this conference call may include forward-looking statements involving risks and uncertainties. These should be considered in conjunction with the risk factors and uncertainties described in the Company’s most recent annual report on form 10-K and our periodic reports on form 10-Q, our press releases, and our conference call transcripts, all of which have been filed with the SEC. This conference call in its entirety will be part of an 8-K filing that will be available on our Web site subsequent to the call.

Last night we announced our first quarter results, and we’re pleased to report a continuation of some very strong growth trends we’d experienced in 2007; most notable, accelerated sales growth and record sales and earnings for the first quarter. Our overall sales growth ex-precious metal content was up 17.2 percent in the quarter, reflecting both a very balanced consumable product portfolio, and a very broad geographic reach.

You’ll hear later today from Bill that our sales outside the United States now comprise 62 percent of our total sales, providing us with a very balanced geographic profile, which lessens the impact any one geography has on our reported results. Overall, our reported sales for the quarter were 560.8 million, an increase of 18.6 percent compared to the 2007 quarter. Excluding precious metal content, sales were 496.2 million. And, as I mentioned earlier, that’s an increase of 17.2 percent for the quarter. And that represents our fastest quarterly expansion since the third quarter of 2002.

Growth in the quarter, ex-precious metals, was driven by 6.3 percent internal growth, 3.2 percent acquisition growth, to arrive at a constant currency growth of just under 10 percent. And we had a 7.7 percent pickup from currency. On a worldwide basis, growth was very strong in both endodontics and implants and was also aided by some acceleration in the consumable categories. On a geographic basis, internal growth was strongest outside the U.S. with Europe growing 8.5 percent organically, and the rest of the world growing 6.3 percent on an internal basis, while the U.S. had a respectable 4.0 percent growth.

In Europe, the growth rate remained strong despite really some tough comp from the prior year when the International Dental Show, which we refer to as the IDS, was held in Koln, Germany. You’ll recall, this show is held every other year, and was held in the third week of March last year, thus it gave us a boost to our consumable sales in the first quarter last year, creating what was really a pretty difficult comp for us as we looked at the first quarter this year, which makes the 8.5 percent internal growth in Europe even more remarkable.

Rest of world growth was led by double digit growth in Asia, Latin America, the Middle East, and Australia. On balance, the organic sales growth outside the U.S. was very strong and we continue to believe we are growing share in Europe and throughout many regions of the world, and in particular those that I mentioned.

In the U.S., I would say market conditions have progressed about as we would have anticipated given the broader economic conditions. Market growth has slowed in the higher end discretionary procedures with more normal growth rates experienced in the consumables and to a lesser extent, the lab market. On our part, we continue to see very strong growth rates in our U.S. implant business, again reflecting the strength of our sales and marketing investments there, albeit off a fairly small base. On the broader market indicators, what I refer to as the normal consumables, we believe the market has slowed slightly from the pace of late last year. As we noted in the past, this broad sector of dental consumables is fairly resistant to economic pressures, and as expected our sales in that category held up much better than the broader economy and better than the higher end discretionary dental procedures.

Earnings for the quarter were 45 cents a share, both on a GAAP basis and on a non-GAAP basis, reflecting an 18.4 percent increase from the prior year quarter, reflecting both the strong sales growth, but also an improvement on more than 100 basis points in our operating margins. As you know, we target operating margin expansion of 30 to 50 basis points per year, and we feel good about performance this quarter, and it reflects, of course, a very strong start towards us reaching our goals for this year.

Overall we’re off to a strong start in 2008 for both sales growth and earnings growth. As we entered the year we had taken some weakness in the U.S. market into account when we gave the guidance for all of 2008. That was back at the beginning of February. I think we’ve seen some of that weakness in the U.S. develop, and it will probably take a few quarters for that to turn around. However one of the key strengths of DENTSPLY is our diversity in both product categories, and in our geographic coverage. This quarter and throughout 2008 we expect that to be a key driver in our financial results. Certainly the performance in Europe and the rest of the world in Q1 clearly demonstrated that.

Our original guidance for the year, when we spoke at the beginning of February, was stated at internal growth of five-and-a-half to six-and-a-half percent and earnings growth of – earnings of $1.83 to $1.88. We realize that given the first quarter results here; there is an upward bias on this full year guidance, and today we certainly feel even more comfortable about the guidance that we gave you back in February. At this point, though, given we only have one quarter under our belts, and the continued uncertainty about the U.S. economy, we’re going to confirm the guidance for the full year that we had originally set on both measures. And we expect to revisit both the internal growth and the earnings guidance after the conclusion of our second quarter, much as we have done in past years.

Before passing the call over to Chris, I’d like to comment on a meeting I attended in Berlin, Germany two weeks ago. It was the thirteenth Friadent Symposium. As you know Friadent is our implant company. And the symposium that they held there is held every other year and it’s our key marketing meeting to introduce new concepts and products to our implant customers or our perspective implant customers, and really reflected an impressive list of key opinion leaders from around the world. The registration was targeted at 2,000 customers, and we closed the registrations two weeks in advance of the meeting with 2,300 attendees confirmed from over 60 countries. It was kind of a standing-room-only meeting, and we clearly could have had close to 3,000 people there, space permitting.

The meeting was very interesting, and I believe reflected the strong demand that we have created for our implant systems. I’ve asked Chris to elaborate on that a bit today and talk to you about our progress with the implant business as well as some of the new products that we have. Chris?

Chris Clark: Great. Thank you, Bret. Good morning everyone. Thank you for joining us on our call this morning. I would like to take a few moments and comment on our global implant business, including key initiatives and investments in this area, as well as provide an update on our overall innovation efforts for the Company.

We continue to gain market share globally in the dental implant market. Total growth was almost 30 percent in the quarter, and the internal growth was over 15 percent globally, with U.S. internal growth of approximately 20 percent. This despite indications of a slower implant market.

This 15 percent internal growth figure is without the impact of currency, and also without the impact of any acquisitions, including distributors that we’ve acquired. This internal growth rate is above that of our competitors in the segment that have reported their first quarter results. And as a result, we believe our implant performance is above the market growth rate in both the U.S. and in Europe. We continue to be very pleased with the impact of the additional resources we have invested in this area.

We’re particularly pleased with the recent approval of the underlying claims to extend our tissue care positioning for the ANKYLOS implant line to the U.S. This positioning has been very effective in Europe in gaining significant market share, and these new claims are being very well received by both current and prospective customers. This should continue to provide a solid growth platform for our efforts to gain implant market share in the U.S.

In Europe we’re expanding our sales representation on implants to several key countries, and we anticipate that this will continue to drive above market growth there. Bret mentioned the recent Friadent Symposium held two weeks ago in Berlin. And we were really excited about this event. It attracted over 2,300 attendees and provided a unique platform to preview an exciting innovation, Ankylos C/X, which is scheduled to be introduced to core European markets later in the second quarter and to the U.S. by the end of 2008. Ankylos C/X is a new implant design that provides the unique option of either a non-indexed or an indexed abutment connection in one implant body. This allows the dentist to choose the procedure according to the clinical case, and according to his or her clinical preference. Reaction to the new C/X implant design has been extremely positive.

In addition to the commercial investments I have mentioned, we have also invested heavily in additional implant manufacturing capacity to support our ongoing above market growth rate. We will continue to invest as appropriate to ensure that we stay ahead of our successful demand creation efforts.

Beyond the innovation efforts that I have highlighted in our implant business, new products continue to be a key focus area for us across each of our franchises. In the first quarter for instance, our Preventive franchise introduced a new hand piece sleeve for our market leading Cavitron Ultrasonic Scaler system. This sleeve illuminates the oral cavity, enhancing visibility for the hygienist during the scaling procedure. In addition, we introduced an updated caries detection device called Midwest Caries ID that utilizes technology that was acquired as part of the NEKS deal last year. This device incorporates new design features, including a new sterilization cassette, to make it even easier for dentists to use, and also a new calibration system to help ensure greater accuracy over the life of the device. In addition, this business is scheduled to introduce a new hand piece that combines the best of both air and electric hand piece technologies, delivering the constant cutting speed of electrics with as smaller profile and lighter weight of an air driven hand piece. First shipments of this product are scheduled for later this quarter.

In the first quarter, our orthodontic business introduced a new lingual minor tooth movement system called Innovation LMTM. This system provides the aesthetic advantages of lingual brackets, which are placed behind the teeth rather than in front, and offer greater patient aesthetics versus traditional bracket systems. Innovation LMTM resolves historical issues associated with lingual bracket systems, namely patient speech and tongue irritation, and also significantly simplifies the clinical procedure from lingualized brackets for the dentist. Also, our European Prosthetics business has expended their centralized manufacturing capabilities to now include precious metal substructures in addition to non-precious titanium and zirconium. This further expands the utility of our Compartis centralized manufacturing service, and also the Cercon Eye scanner.

In short, we continue to be pleased with both the breadth and the impact of our innovation efforts, and we have a full pipeline of new launches that we anticipate bringing to market during the year. We expect several important launches during Q2 which should benefit us in the second half of the year.

I’d now like to turn the call over to Bill Jellison, our Chief Financial Officer, to review the financial results for the quarter in more detail. Bill?

Bill Jellison: Thanks, Chris. Good morning, everyone. As Bret mentioned, net sales for the first quarter of 2008 increased by 18.6 percent in total and increased by 17.2 percent, excluding precious metals. The sales increase ex-precious metals for the quarter included a 6.3 percent increase from internal growth, a 3.2 percent increase from acquisitions, and a 7.7 percent increase from foreign exchange translation. The geographic mix of sales ex-precious metals in the first quarter of 2008 included the U.S. at 38.2 percent. Europe represented 42.4 percent, and the rest of the world was 19.4 percent of sales.

European sales as a percent of total sales increased as Europe continued to grow faster than the U.S. throughout 2007 and continued that trend in the first quarter of 2008, benefited by strong internal growth and the strength of European currencies. We are pleased with the strong double digit growth and above market organic growth, in a period where economic conditions in the U.S. have added some uncertainty for most companies. The stronger euro in the first quarter compared to last year benefited sales growth but had little impact on earnings in the period. Net purchase price variances caused by the weak dollar, transaction exchange rate losses, and higher interest expenses from our net investment hedges offset the favorable foreign exchange translation benefits on income in the period.

Gross margins for the first quarter were 57.5 percent – that’s ex-precious metals – compared to 57.2 percent for all of last year, and 58.2 percent in the first quarter of 2007. Margin rates were negatively impacted in the quarter compared to the same period last year due to impacts of recent acquisitions, and purchase price variances caused by the weakening dollar. While we expect these purchase price variances to continue, there is the opportunity of gross margin rate improvements as we move through the year from the benefits of product line mix, synergies from integrating our acquisitions, and our lean initiatives.

SG&A related expenses were $184 million or 37.1 percent of sales, ex-precious metals, in the first quarter of 2008, versus 38.8 percent in the prior year’s first quarter. These expenses improved as a percentage of sales as costs were better leveraged in 2008, benefiting from the strong sales performance.

Operational margins for the quarter were 18 percent compared to 17.2 percent in the first quarter of last year. Operating margins based on sales, excluding precious metals, were 20.4 percent compared to 19.2 percent last year in the same period. And operating margins based on sales excluding precious metals for comparative purposes, excluding restructurings in both periods, would have been 20.4 percent in the first quarter of 2008 and 19.4 percent in 2007, a 100 basis point improvement. Operating margin rates showed a nice improvement in the period, and we remain comfortable with our target of achieving a 30 to 50 basis point improvement in operating margins on average over the long term, as we are well on our way to showing solid improvement again for this year.

Net interest and other expense in the first quarter was $6.1 million compared to income of $2.2 million in this area last year in the first quarter. Net interest reflected $5.1 million of the increased expense. The sharp divergence of lower U.S. dollar interest rates versus increased euro and Swiss franc rates combined with the weaker U.S. dollar were the primary causes of this change. The impact of the Company’s net investment hedges typically move in the opposite direction of currency moves, reducing some of the volatility caused by movement in exchange rates on the Company’s income and equity. This increase in net interest expense is expected to continue throughout this year with the U.S. dollar weaker compared to last year, and U.S. interest rates below European rates.

The increase in other expenses is primarily related to foreign exchange transaction losses in the period. These transaction gains or losses occur due to balance sheet accounts measured in currencies other than the functional currency and can occur in periods where there is a rapid change in currency rates. Overall this loss is larger than we would have expected on a recurring basis and is difficult to model or anticipate in either direction.

The corporate tax rate in the quarter decreased to approximately 28 percent from approximately 30 percent in the first quarter of 2007. This rate reduction includes the benefits of both a lowering of the German corporate tax rate, which became effective as of January 1, 2008, and the benefits of a global business and tax reorganization which was recently completed. We expect this to be a reasonable assumption for an operational tax rate for 2008.

Net income in the first quarter of 2008 was $68.2 million, or 45 cents per diluted share, compared to $58.5 million or 38 cents per diluted share in the first quarter of 2007. An 18.4 percent increase in earnings per diluted share.

Cash flow from operating activities in the first quarter of 2008 was approximately $30 million, compared to $42 million in the same period last year. The cash flow in the first quarter of 2008 was lower than last year due to both a lower tax payment outflow in the first quarter of last year and accounts receivable days starting out at a much lower level at the beginning of 2008 versus the beginning of 2007.

Capital expenditures, in the period, were $19 million with depreciation and amortization of $14 million in the period. Inventory days were 100 at the end of the first quarter of 2008, compared to 101 days at the end of the first quarter of last year and 95 days at the end of 2007. Inventory typically increases early in the year as we prepare for the launch of new products. However, we expect it to improve to the low to mid 90 day range by year-end. Receivable days were 57 days at the end of the first quarter in 2008 compared to 59 days at the end of the first quarter in 2007, and 51 days at the end of 2007. We do expect improvement in accounts receivable days back to the low to mid 50s by year-end.

At the end of the first quarter of 2008, we had $345 million in cash and short-term investments. Total debt was $587 million at the end of the first quarter.

During the first quarter we have repurchased $88 million of our stock, or approximately 2.2 million shares, at an average price of $39.85. Based on the Company’s recently increased authorization to maintain up to 17 million shares of Treasury Stock, we still have approximately three million shares available for repurchase. Finally, as Bret noted, we are very pleased with our first quarter performance, and confidently reaffirm our original guidance set for the year for diluted earnings per share in the range of $1.83 to $1.88 for 2008. This guidance excludes the impact of restructuring costs or one-time tax adjustments.

That concludes our prepared remarks. Thanks for your support, and we’d be glad to answer any questions that you may have at this time.

Operator: Thank you. The question and answer session will be conducted electronically today. If you would like to ask a question, you may signal by pressing the star key followed by the digit one on your touch-tone telephone. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again that is star one if you do have a question, and we’ll pause for just a moment.

And once again, that is star one. We’ll take our first question from Barrington Research, Derek Leckow.

Derek Leckow: Thank you. Good morning and congratulations on a great quarter.

Group: Thanks, Derek.

Derek Leckow: I’m having a really hard time with the guidance however. It looks like if I pull out the two million shares you repurchased and I lower my tax rate, I’m having a hard time keeping it within that range. Can you tell me where should I be more conservative?

Bret Wise: Well Derek, the guidance we have given is for the full year. We certainly outperformed expectations here in the first quarter, I think both on a sales basis and on a margin basis. Certainly the interest expense issue that Bill raised is important because those hedges are doing exactly what they were designed to do, and that is mute the impact of currency on earnings, so you may want to take a look at that and then remodel the tax rate. I think that sustainable 100 basis point margin improvement might be a little bit aggressive for the full year, particularly if we continue to run this strong. We’ll probably look for ways to reinvest to accelerate growth further in the future. And thus, we don’t give guidance on specific points of the income statement, and in the past, as you know, even if we performed extraordinarily strong in the first quarter, we’d like to see two quarters behind us before we start adjusting our guidance. So that’s about the most guidance I can give you at this point.

Derek Leckow: OK, that’s helpful. Thank you, Bret. The second question is related to your visibility into your distributed consumables businesses. Especially the U.S. where you have the strategic partnership program in place. My understanding is that you have real-time access to that data, and I’m just wondering if you could share with us what you are seeing in terms of distributor behavior right now, especially in the U.S. market.

Bret Wise: I think there’s a couple dynamics in the U.S. market in Q1, some of which we have discussed already, some of which we haven’t. I would say the dynamics in Q1 for the distributor based businesses was very strong January and February, and a weaker March. Now there were two less selling days in March than there were the year before, so to break even, to not grow at all, you had to grow 10 percent basically in March. So that’s not surprising because of the change of Easter, which last year was in the second quarter and this year was in the first quarter.

So the comments that we made earlier about the consumables market, I think, hold true at this point. This is that to us it looks like it slowed just a little. Now we’re going to get a lot more input on that when we have the public distributors come out with their results, of course, because they’re probably a much better measure of the total consumables market than we would be at this point. But, as best we can tell, that market slowed a little bit, but not much.

Derek Leckow: And so the ordering patterns seem rational to you right now.

Bret Wise: Yes. Ordering patterns seem rational. From the distributors to us, seem rational, yes.

Derek Leckow: OK, great. Thanks very much.

Bret Wise: OK.

Operator: Our next question will come from Anthony Ostrea with JMP Securities.

Anthony Ostrea: Good morning, guys. Can you hear me?

Bret Wise: Yes. Good morning.

Anthony Ostrea: Two questions. Just on your guidance, or maybe going back to February and now. I mean, I did hear your comments on – that you’re reiterating guidance, and you’re probably a little more optimistic about what guidance is. But, has there been a change in what you have seen in the overall dental markets, and maybe in the U.S., when you first gave guidance in February and what you’re seeing right now?

Bret Wise: No. I think we probably anticipated what was going to happen pretty well. I mean, when we were back at the beginning of February, on our call, questions came up about what would happen with a slowing U.S. economy, and we thought the higher end discretionary procedures would probably slow. And today what we see is, from our competitors, at least the public implant companies; it looks like it did slow. It didn’t slow as much for us in implants, but again, you know we’ve over-resourced that business and are really, I think, hitting on a lot of cylinders given the new claims that Chris talked about. So I’m not sure we’re a good measure of the overall market in implants.

And in Ortho, that market has been very strong, you know, last year. And I would say that’s about as discretionary as you get. We’ve seen that market slow somewhat. We think we have some opportunities maybe in the second half of the year to have that accelerate again because of some new products we’re going to bring forward. But, I would say the market has reacted about how we thought it would.

Anthony Ostrea: Great. Then you mentioned Ortho. Can you give us the Ortho numbers for the U.S. and worldwide for the quarter?

Bret Wise: No. We haven’t in the past, and we don’t intend to disclose those. But I think it’s fair to say that the Ortho business, and ours is primarily a U.S. business, slowed in the U.S. but not oversees.

Anthony Ostrea: OK. Same question, I guess, with Endo. Would you be able to comment on, maybe just directionally, how that grew in the quarter versus past quarters?

Bret Wise: Same issue for Endo, although the worldwide rate for Endo was really strong. Our business in Endo and in implants both grew double digits worldwide in first quarter. And I would say that the performance outside the U.S. was stronger than the U.S. So we saw a little bit of slowing in that market too. Some Endo procedures are discretionary. I would say the majority are not discretionary, if they involve pain, but there are some Endo procedures that are deferrable when they’re not involving pain. And I think we saw at the margins, that market slowed down a little bit too.

Anthony Ostrea: OK. And then just lastly for me. Can you just maybe update us on your integration for U.S. implant and Endo sales force? Is that practically done right now?

Bret Wise: Yes, that’s pretty well done. And let me let Chris comment on that.

Chris Clark: Yes, Anthony, that is pretty well done. The sales organization is fully combined and trained. And we continue to be pleased with the progress we see with that. Certainly the U.S. implant growth number is, in our mind, largely driven from the additional sales resources we put on this. And so, as we look at it, we’re really pleased with the implant performance as a result of that initiative.

Anthony Ostrea: Great. Thank you very much.

Bret Wise: Thanks.

Operator: Next we’ll hear from Jon Wood with Banc of America Securities.

Jon Wood: Hey, thanks. Morning.

Bret Wise: Morning.

Bill Jellison: Morning, Jon.

Jon Wood: Bret, you mentioned two less selling days in March. Is there any empirical way to quantify what Easter did, at least in a broad sense, to the internal growth rate in the quarter?

Bret Wise: Yes. It’s a little bit harder for our business. It may be easier actually for the distributors business. But, I think if for the full quarter we were one selling day shorter than the prior year. And in our direct businesses, we see that right away. It is just one less day for the reps to have to take orders and try to sell product. And our direct businesses are about half of our business.

In the distributor based businesses, of course, the distributor’s inventory is between us and the end user. So it’s not quite so easy to equate it to that. But, generally speaking, if we lose a shipping day in the quarter, that can have as much as a one point, arguably, as much as one-and-a-half points impact on sales. I tend to think it is towards the lower end of that range than the higher end.

Jon Wood: OK. And then you talked about distributor orders in March, but can you give us a view on April? Are you willing to go there?

Bret Wise: Our April sales book looks pretty good. Yes. We haven’t closed out the month yet. I mean, I guess we have, because yesterday was the end of the month. We haven’t seen the month-end numbers yet this morning, but I would say the month of April looked pretty good to us.

Jon Wood: OK, great. And then, has the composition of the acquisition pipeline changed at all in the last six months? Has the controversy in the dental market impacted valuation expectations at all?

Bret Wise: I would say not to a great extent. I think there’s still a lot of opportunities for acquisition in the market. We certainly want to participate and be a consolidator. We think there are many good companies out there that would help our company grow faster and be more profitable. And I think it’s fair to say that there’s a number of discussions going on. I would not say there’s been a dramatic change in valuation expectations at this point.

Jon Wood: OK, great. And then one quick question for Bill. Are you willing to talk about what we should be thinking about in terms of the non-operating expense line? Bill, I think last time we talked it was eight million ahead of last year, but it seems like that’s changed materially given the first quarter experience. So, are you willing to comment on how much more of a head wind that will be on the non-operating expense line?

Bill Jellison: Actually if you look at the non-operating expense, including both interest and the FX transaction related impact that we have, I would say between the two of those this period, that’s probably a reasonable level for you to look at over the next two, to three quarters. Maybe even a little bit lower than that because we got hit this quarter by a transaction related impact, and the transaction related movement can actually go in either direction. It’s really depending on how the rates actually move within that quarter versus where they are in comparison to last year.

On the interest side of the equation, though, I think our expectation on the interest would be that it would continue at roughly the same level that it was in this quarter, at least from a projection perspective.

Jon Wood: OK. And are share repurchases really accretive at this point given the interest rate environment?

Bill Jellison: They are at the prices that we’re at, at this point. And, obviously, we take a look at that relative to when we buy back stock. But from our perspective, we still believe that it’s a good investment.

Jon Wood: All right. Thanks a lot.

Operator: And once again, please press star one at this time if you have a question. And we’ll take a question from Jeff Johnson with Robert Baird.

Jeff Johnson: Good morning, guys. Can you hear me?

Chris Clark: Yes. Good morning, Jeff.

Bret Wise: Good morning, Jeff.

Jeff Johnson: Nice quarter here, guys. Wondering – Bill, especially, if I could get a couple of clarifying comments here just on the model, building on John’s question there on the net other line. So if I’m hearing you correctly, should we be thinking maybe on our model on a quarterly basis about negative five million or so as an expense?

Bill Jellison: Yes. I think that that’s probably in a reasonable ballpark, Jeff. Keep in mind that a large piece of our interest expense is coming from our net investment hedges. Part of that’s going to depend on where the currency rates move within the different periods, as well as the interest rate differential. In the first quarter of this year, most of the benefits on translation were actually offset in three areas. They were offset in our gross margin area with negative PPV variances because of the different rates that we are paying in different currencies, even though we have many natural hedges there.

Jeff Johnson: Sure.

Bill Jellison: The second one was on the transaction loss that we had in the quarter, which was a couple million dollars, roughly. And then the third point is the higher interest expense level. Those three components typically don’t completely offset the movement in the FX translation side. We usually get a little bit of a positive drop through when the dollar weakens, but because of the fast movement on the interest rate environment in the U.S., it actually offset most of that positive benefit in the first quarter.

Jeff Johnson: Sure. And you pay euro fixed, right? It’s receiving the U.S. float?

Bill Jellison: We’re paying euro variable in most cases. And we’re receiving dollars.

Jeff Johnson: OK, and just two other questions, Bill, then. At tax rate, I thought last quarter we were talking an operation rate of 30.4 percent for 2007 and dropping that 100 to 150. Where’s the extra 100 basis points coming from now for 2008? And then can you at all quantify on the operating margin, the 100 basis point improvement adjusted basis this quarter? What percentage of that maybe came from the last year’s IDS versus no IDS this year so we can kind of think about going forward operating margin?

Bill Jellison: Yes. On the operational side of the equation, we had very solid operating rate improvement in this first quarter. I think if you look at how we ran last year, the second quarter had a pretty good operating margin rate in that period. So, you should probably expect that there’s not much of an improvement over the operating rate within that period, but if you look toward the back-half of the year I think again we should continue to see some good improvements.

Jeff Johnson: OK, great. And then, Bret, could you, I guess, clarify. You made a comment on the lab business in your prepared remarks. And I couldn’t tell exactly what you meant by that, whether the lab environment has softened here in the U.S. or whether you said that held in well. I just wasn’t quite clear on your comments.

Bret Wise: Yes. Thanks, Jeff, and I’ll clarify that. On the lab business, what we saw was the consumable business looked pretty good but the equipment business slowed down. So we see labs continuing to do business, but maybe less willing to make the expenditures right now.

Jeff Johnson: How much of that at all was – I think we’re close to maybe lapping or we have lapped the anniversary of Cercon Eye. Do you think any of it is just purely comps at this point on the equipment side? Or do you think that’s true, you know, economic environment driven sluggishness?

Bret Wise: I think it’s probably both. You have a good point that we launched Cercon Eye about a year and a half ago in Europe and about a year ago in the U.S. So there’s a small element of that. I tend to think it’s a balance between the two. But I would say it is more driven by labs just being less willing to make big expenditures in the current environment.

Jeff Johnson: OK great. And then just last two questions. One, I know you don’t quantify growth rates by some of your specialty segments, but you have given a growth rate overall for specialty. Any chance we could get that again? And, then just a bigger picture on the implants business. Obviously some reimbursement issues over in Sweden right now. Do you have much exposure there? And if you do, is this something by the second-half when those issues probably clear up that we could see even a further uptick in your implant business by second half of the year?

Bret Wise: On the first part of the question, I don’t think we have disclosed in total franchises before. I think it’s fair to say that specialty products in the U.S. slowed down absent implant, but worldwide we did not see that slowness. We didn’t see it in Ortho, we didn’t see it in implant, and we did not see it in Endo. So those businesses remain quite strong outside the U.S. which of course is the biggest piece of our business. The consumable categories, because of the distributor change we made last year, have improved, but of course had the offset of a slightly slower market here in the U.S. Overseas the consumable categories were quite strong. So that’s the way I would characterize that. And the second question you had was?

Jeff Johnson: The Swedish dental implant reimbursement changes and whether that’s any impact now and whether, if they get resolved, could be a tail wind for the second half of the year.

Bret Wise: Our business in Sweden in implants is quite small. So we’re not really experiencing much of an impact from the change, and we don’t really view it as a huge upside for us either.

Jeff Johnson: OK. Great. That’s helpful. Thanks, guys. I appreciate it.

Chris Clark: Thanks.

Bret Wise: Thank you.

Operator: And one final reminder to press star one at this time if you do have a question, and we will pause for just a moment. It looks like we do have a follow-up from Jon Wood with Banc of America Securities.

Jon Wood: OK, thanks. So, Bret, do you think that an organic growth rate of over approximating four percent in the U.S. is still relevant for the year?

Bret Wise: It’s hard to say. In my prepared comments, I said that we don’t think that’ll turn around in a quarter, for instance. We think that the market is what the market is, and it will change over time, but not dramatically within 90 days. So we think that the market conditions we have today are probably sustainable. We don’t really see it getting worse for the next couple quarters, but we wouldn’t model a substantial improvement for the next several quarters either in the U.S. So, we’re looking very closely at that, whether there’s places we could make investments to accelerate our own growth, even in a tougher economic environment, and that may be possible. But, absent additional investment, I think the market is about where it’s going to be for at least a quarter or two.

Jon Wood: OK. Very good, thanks.

Operator: And gentlemen, at this time there are no further questions. I’ll turn things back over for any additional or closing remarks.

Bret Wise: OK. Well, thank you for joining us today. We feel we’re off to a strong start for 2008. We remain very optimistic about the growth opportunities in the global dental industry and are making investments to participate in that and accelerate it. And we look forward to updating you on our progress as we move throughout the year. So good morning, and thank you very much.

Operator: And that does conclude today’s teleconference. Thank you all for joining. Have a wonderful day.

END